Exhibit 99.1
KEYUAN PETROCHEMICALS INC.
Second Quarter 2010 Earnings Call Script
August 17, 2010

Moderator/Speaker Dial-In Numbers (for Keyuan Spokesperson):

TOLL-FREE    1-877-941-2064

TOLL/INTERNATIONAL   1-480-629-9709

Operator: Good morning ladies and gentlemen, thank you for standing by.  Welcome to the Keyuan Petrochemicals Inc. Second Quarter 2010 Earnings Conference Call.  During today’s presentation all parties will be in a listen only mode, following the presentation the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star followed by the two.  If you’re using speaker equipment please lift the handset before making your selections.  This conference is being recorded today May 18, 2010.  I’d now like to turn the conference over to Ted Haberfield of HC International, please go ahead sir.

Ted Haberfield:    Thank you and welcome everyone to today’s conference call for Keyuan Petrochemicals, Inc. This call will cover Keyuan’s financial and operating results for second quarter 2010.  The earnings press release accompanying this conference call went to the wire this morning before the market open. On our call today is Mr. Chungfeng Tao, chairman and CEO of Keyuan and Ms. Angela Li, the Company’s Chief Financial Officer, and Weifeng Xue, the Company’s Vice President of Accounting

Before we get started I am going to quickly read a disclaimer about forward looking statements.  This conference call may contain, in addition to historical information, forward looking statements within the meaning of the Federal Securities laws regarding Keyuan Petrochemicals Inc. Forward looking statements include statement about plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements that are different than historical fact.  These forward looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward looking statements. Potential risks and uncertainties include change in demand for the company’s services, the impact of competition and government regulation and other risks contained in the statements filed from time to time with the SEC. All such forward looking statements whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements and such forward looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

At this time I’d like to turn the call over to Mr. Tao, who will be providing brief opening remarks.

Mr. Tao:  Thanks Ted, and thank you everyone for joining us today.  We are pleased with our performance during the second quarter of 2010. Having already produced 300,000 metric tons (MT) of petrochemical products in our first six months of production, we are extremely excited about our future. Since we are a relatively new company, I would like to spend a few minutes to provide an overview of Keyuan.
           Keyuan is one of a few independent integrated petrochemicals companies in China, currently operating at over 600,000 metric tons of production capacity. We have invested $132 million in state-of-the-art processing, storage, and shipping facilities across a 1.2 million square foot campus in Ninbgo, located in the Zhejiang province. We have three primary competitive advantages that provide a solid foundation for our success. First, we have developed a proprietary processing technology that allows us to be the low-cost producer for a variety of petrochemicals. Second, our facilities are located in Qingshi Chemical Park in Ningbo, providing us with easy access to our customers, suppliers, skilled labour, and distribution. Last but not least, we have a seasoned Management team with the experience and strategic vision to execute our long term growth plans. Let me first introduce a recent addition to our management team, our CFO, Angela Li, who will provide you with a summary of our second quarter results.

ANGELA LI:   Thank you Mr. Tao.
Revenues for the second quarter of 2010 totaled $132.0 million compared to 117.4 million for the first quarter of 2010. We sold approximately 156,000 metric tons of petrochemical products in the second quarter and approximately 145,000 MT in the first quarter. We were able to generate 12% quarter-over-quarter increase in revenues on higher volumes.
Cost of sales for the three months ended June 30, 2010 was approximately $123.4 million compared to $108.6 million for the three months ended March 31, 2010. Gross margins for the two periods were 6.6% and 7.5%, respectively. Second quarter margins were affected by lower market prices due to a general economic slowdown, startup cost carried over from 2009, and temporary mandatory factory shutdown. I will discuss each of these factors in greater detail later on this call. We expect our gross margins to trend higher in the second half of the year for two reasons. First, we continue to make progress increasing the production yields from our existing production facilities. As we refine our processing technologies and equipment, we are able to use cheaper, more readily available raw materials to produce the same high quality petrochemicals we produce today. Second, we have only started to shift our product mix toward producing more higher margin products such as light aromatics. This allows us not only to improve our margins and returns on capital, but also our total production capacity.

Operating expenses for the three months ended June 30, 2010 were approximately $1.3 million, consisting of $0.2 million in selling expenses and $1.1 million in general and administrative expenses compared to $0.1 million and $0.9 million in the first quarter, respectively. Operating income was $7.3 million in the second quarter compared to $7.9 million in the first quarter, representing an operating income of 5.5% and 6.8%, respectively. We will continue to closely monitor our operating costs.
GAAP net income for the second quarter was $4.9 million, a decrease of 14% compared to $5.7 million reported in the prior quarter. Our fully diluted net income per share was 11 cents ($0.11) in the second quarter of 2010 based on 43.4 million outstanding shares. In our first six months of full production, we generated $10.7 million in net income, or $0.49 per diluted share. Very few petrochemical companies are able to generate a profit in the first year of operation, much less the first two quarters. We are very proud of our over 350 employees for their hard work to get Keyuan off to a great start.
I will now review our balance sheet. Keyuan had $39.3 million in cash and restricted cash on June 30, 2010, compared to $20.0 million on March 31, 2010. We generated $14.4 million in cash flows from operations in the first six months of the year. Inventories were $67.5 million, up $34.9 million from last quarter. We held more of our production in storage in order to take advantage of higher prices in the third quarter. We had no accounts receivable outstanding at quarter end as we require almost all of our customers to pay us cash in advance.

I will now provide you with our full year 2010 guidance. For the full year of 2010, we expect to generate $550 million of revenues, which is a 19% increase from previous revenue guidance of $461 million, and $36.3 million of net income. As I previously stated, we expect gross margins to improve in the second half of the year and average 10% for the year. Our guidance for 2010 assumes petrochemical sales volume of 660,000 MT. This is an increase from our previous guidance of 550,000 MT.
I would like to spend a few minutes to elaborate on a few factors that affected our first half sales and margin. There were three developments in particular worth noting: lower market prices for petrochemical products, higher startup costs, and temporary production interruptions. As most of you will recall, concerns over certain European countries’ ability to repay their debt caused global economic activity to decelerate starting in May. The lower market prices, coupled with higher historical inventory costs, pressured our second quarter margins. We also decided to store 24,000 MT of product because we did not receive prices that we deemed adequate. We have an advantage versus some of our competitors because our 100,000 MT storage facility, located right next to our production facility, provides us with the ability to keep some of the product when prices are not favorable. This is a terrific advantage to have, especially in our industry, where prices can be volatile. We are happy to report that we have sold over half of the product we kept in storage last quarter as of today at higher prices than we would have received had we sold them earlier. We plan to sell the remaining inventory by the end of the third quarter.

A second factor negatively impacting margin in the first half was startup costs. We are very pleased with the progress of our factories and workers. However, as all of you understand, it takes every new company building new facilities and implementing new processes some time to reach optimal efficiency levels. We have been ramping up our production lines since the fourth quarter of 2009. We had 2009 startup costs carried over, resulting in approximately $1.8 million higher cost of goods sold at beginning of 2010. In addition, because the equipment, processes and workers are new, we have not been operating at optimal efficiency levels. While we don’t expect to reach peak efficiencies in the next few quarters, we will continue to drive our margins higher by refining our process, training new workers as well as optimizing product mix and improving production yield.   Finally, our production was also affected by temporary shutdowns due to power grid upgrades by a local utility agency. We lost 23 days of production time collectively in the first half: 15 days during the second quarter and 8 days in the first quarter. While we don’t expect this level of disruption to occur in the future, it reduced our first half 2010 production by 42,000 MT, revenues by approximately $34 million, gross profit by $2.4 million and net income by $1.5 million.
I will close by going through Keyuan’s strategy.
As you can see, Keyuan is off to a very good start. With a diverse set of factors supporting balanced economic growth across the world, we expect healthy demand for our products to persist for some time. China is consuming more petrochemical products than companies in China are able to produce, causing import volumes to grow for the past 10 years.

Our products are used not only in cars, buildings, fertilizers and appliances; they are also used in everyday items such as household detergents, electronics parts, and sporting goods. While we realize we have no control over the pace of growth in economies around the world, we will continue to invest in the infrastructure, technology and people that will make us a stronger and more sustainable company. We are aggressively building on the competitive strengths I discussed earlier. On the production side, we will increase our capacity by an additional 110,000 MT by the end of this year, bringing our total petrochemical production capacity to 660,000 MT. We are also finding ways to improve our output and lower our costs every day. We recently started using a greater amount of lower grade light oil as feedstock in our production. This will allow us to significantly increase the amount of higher margin light aromatic products we can produce without spending additional capital expenditures to expand our production facilities.  This is a distinct advantage few of our competitors have.  We will also expand our storage capacity by 100%, from 100,000 MT today to 200,000 by the end of 2011. That will give us even more flexibility to maximize returns from our petrochemical inventory. The increase storage capacity will also allow the Company to take better advantage of price variations to our raw material costs thereby helping to further improve future gross margins. Another initiative that will contribute meaningfully to that end is the new raw materials pre-treatment facility we will be constructing. The pretreatment facility will allow us to handle lower grade raw materials thereby helping to further decrease raw material costs. The pretreatment facility will improve efficiency in current production process as well as provide necessary feedstock for asphalt production, a production line that we plan to add  with 300,000 MT annual capacities to our current facility. Starting in 2012, instead of selling the scrap at very low prices for very little profit, we can use it to produce and sell asphalt, thereby earning a much higher return. This new asphalt production facility, slated to commence production in the second half of 2012, will be a nice complementary business for Keyuan. All of these new facilities will be located in or adjacent to our existing campus.
In closing, we are very pleased with the progress we have made so far. We see a bright future ahead as we leverage our core strengths to capture a bigger share of the $200 billion dollar petrochemicals market. Our Chariman and CEO, Mr. Tao, has built two similar businesses before, and believe that we have the necessary resources, leadership and strategy to transform Keyuan into a leading integrated petrochemical in China. Thank you all for your interest in our Company. We will be happy to answer any question you may have.

Operator:   Thank you sir.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star followed by the one on your touch tone phone.  If you would like to withdraw your question press the star followed by the two and if you are using speaker equipment you will need to lift the handset before making your selection.

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